Exhibit 4.9

DE BRAUW

BLACKSTONE

WESTBROEK

AMENDMENT AGREEMENT

to the Contribution Agreement entered

into on 3 December 2004 by and between

NUTRECO HOLDING N.V.

and

STOLT SEA FARM INVESTMENTS B.V.

and

STOLT-NIELSEN S.A.

and co-signed for acknowledgement by

MARINE HARVEST N.V.

relating to

the formation of a joint venture in respect of

fish farming, processing, marketing and sale activities of

Nutreco Holding N.V. and Stolt-Nielsen S.A.

to be undertaken by Marine Harvest N.V.

dated 29 April 2005

TABLE OF CONTENTS

Clause

1.	Interpretation

2.	Conditions Precedent

3.	Closing Date and adjustment date

4.	Intra-group agreements and indebtedness

5.	Deferred Activities

6.	Transfer beneficiary ownership Stolt JV Companies

7.	Centre for Aquaculture Competence A.S.

8.	Closing documentation

9.	Supply Agreement

10.	Tuna Supply Agreement

11.	Retirement Benefits

12.	Tax indemnity and covenants

13.	Insurance

14.	Draft Closing Financial Statements

15.	Nutreco Shareholder Loan Agreement

16.	Whole Agreement – No other amendments

17.	Other Provisions

Schedules

Schedule 6.1	Contribution agreements Stolt JV Companies

Schedule 6.4	Completion steps transfer Stolt JV Companies

Schedule 8.2	Deed of contribution

Schedule 8.3	Deed of issue and contribution

Schedule 8.4	Description of contributions

Schedule 8.5	Auditors’ statements

Schedule 8.6	Amended Articles of Association

Schedule 8.7	Resolution Shareholders Meeting regarding Appointment Directors

Schedule 8.8(a)	Managing Board Rules

Schedule 8.8(b)	Resolution Managing Board regarding Managing Board Rules

Schedule 8.9(a)	Supervisory Board Rules

Schedule 8.9(b)	Resolution Supervisory Board regarding Supervisory Board Rules

Schedule 8.10.1	Shareholders Agreement

Schedule 8.10.2	Stolt Cod Halibut Activities

Schedule 8.10.3	Initial Business Plan

Schedule 8.10.4	Initial Budget

Schedule 8.10.5	Management accounts format

Schedule 8.11	Transitional Services Agreement

Schedule 8.12	Shareholders Loan Agreements

Schedule 8.14	Allocation of Stolt Activities

AMENDMENT AGREEMENT

TO THE CONTRIBUTION AGREEMENT

THIS AGREEMENT IS MADE BETWEEN:

(1)                                  NUTRECO HOLDING N.V., a limited liability company incorporated in the Netherlands, with corporate seat in Boxmeer, the Netherlands, and having its address at 38 Veerstraat, 5831 JN, Boxmeer, the Netherlands (“Nutreco”);

(2)                                  STOLT SEA FARM INVESTMENTS B.V., a private company with limited liability incorporated in the Netherlands, with corporate seat in Schiedam, and having its address at Westerlaan 5, 3016 CK Rotterdam, the Netherlands (“Stolt B.V.”); and

(3)                                  STOLT-NIELSEN S.A., a limited liability company incorporated in Luxembourg, with corporate seat in Luxembourg, and having its address at 23 Avenue Monterey, L-2086 Luxembourg, Luxembourg (“Stolt”).

WHEREAS:

A.                                   Nutreco, Stolt B.V. and Stolt entered into a contribution agreement on 3 December 2005 in relation to the formation of a joint venture in respect of fish farming, processing, marketing and sale activities of Nutreco Holding N.V. and Stolt-Nielsen S.A. to be undertaken by Marine Harvest N.V. (the “Company”) (the “Contribution Agreement”).

B.                                     In accordance with the provisions of Clause 15.5 of the Contribution Agreement, Nutreco, Stolt B.V. and Stolt have agreed to amend Schedule 3 (Part 2) to the Contribution Agreement pursuant to an amendment letter dated 17 March 2005 (the “Amendment Letter”).

C.                                     Nutreco, Stolt B.V. and Stolt have further agreed to amend certain other provisions of the Contribution Agreement on the terms and conditions set out in this amendment agreement (the “Amendment Agreement”).

HAVE AGREED AS FOLLOWS:

1.                                      Interpretation

Capitalised terms used herein and not otherwise defined will have the meaning set forth in the Contribution Agreement.

2.                                      Conditions Precedent

2.1                               The Parties confirm and agree that the Conditions Precedent have been satisfied, with the exception of the condition set out in Clause 3.1.3 of the Contribution Agreement to the extent relating to (i) the First Nations consultation procedure to be followed by Nutreco and Stolt in connection with the execution of their respective disentanglement plan in British Columbia in Canada and (ii) obtaining the consent by Nutreco of the Norwegian Department of Fisheries for the transfer of the licence and the subsidy with respect to Centre for Aquaculture Competence A.S. in connection with the execution of Nutreco’s disentanglement plan in Norway and (iii) obtaining the written consent by Stolt of the Western Isles Enterprise in Scotland for the transfer of the grants with respect to Stolt Sea Farm Ltd (UK) in connection with the execution of Stolt’s disentanglement plan in Scotland.

2.2                               The parties confirm that the only anti-trust approvals referred to in Clause 3.1.1 and 3.1.2 of the Contribution Agreement which needed to be obtained in connection with the Transaction were the obtained approval from the European Commission and the Federal Trade Commission in respect of the European Union and the United States of America, respectively.

3.                                      Closing Date and adjustment date

3.1                               Closing Date

The Closing shall take place on 29 April 2005. Clause 5.1 of the Contribution Agreement shall be amended accordingly.

3.2                               Date Closing Financial Statements

The date as at which the Nutreco Closing Financial Statements and Stolt Closing Financial Statements will be drawn up will be 30 April 2005 and the definitions of Nutreco Closing Financial Statements and Stolt Closing Financial Statements, as set out in Schedule 1 of the Contribution Agreement shall be amended as follows:

“Nutreco Closing Financial Statements” means the balance sheet, profit and loss account, cash flow statement and statement of movement on shareholders’ equity in respect of the Nutreco JV Activities for the period from 31 August 2004 until and including 30 April 2005, including an explicit explanation and demonstration of any impact of a change in accounting policy (e.g. to IFRS) from the one used in the Nutreco Accounts;” and

“Stolt Closing Financial Statements” means the balance sheet, profit and loss account, cash flow statement and statement of movement on shareholders’ equity in respect of the Stolt JV Activities for the period from 31 August 2004 until and including 30 April 2005, including an explicit explanation and demonstration of any impact of a change in accounting policy (e.g. to IFRS) from the one used in the Stolt Accounts.”

3.3                               Conduct

The Parties shall procure that the Company and the relevant members of the JV Group shall comply with the pre closing covenants set out in Clause 4 of the Contribution Agreement until and including 30 April 2005. With respect to the JV Activities of the relevant Stolt JV Companies referred to in Clause 6.1 of this Amendment Agreement and the Nutreco Activities undertaken by and through the Centre for Aquaculture Competence A.S., respectively Stolt and Stolt B.V. and Nutreco, respectively, shall procure that the Company and the relevant members of the JV Group shall comply with such pre closing covenants until the completion of the transfer of the legal ownership of the shares in these companies as referred to in Clause 6.2 and Clause 7.1, respectively, of this Amendment Agreement. Each Party will be liable in case of a breach of its obligations under such pre closing covenants.

4.                                      Intra-group agreements and indebtedness

4.1                               Intra-group agreements

The intra-group agreements to be terminated pursuant to Clause 4.4 of the Contribution Agreement will be determined and agreed between Stolt B.V. and Nutreco within 2 (two) months after the Closing Date. Clause 4.4 of the Contribution Agreement shall be amended accordingly.

4.2                               Intra-group indebtedness

4.2.1                     Nutreco, Stolt B.V. and Stolt confirm that each relevant member of its Group has settled in full with the relevant member of the JV Group its respective Intra-Group Receivables and Intra-Group Payables prior to the Closing, with the exception only of the indebtedness under the Shareholder Loan Agreements.

4.2.2                     Clause 5.3.1 under (ii) and (iii) of the Contribution Agreement shall be amended in accordance with Clause 4.2.1 of this Amendment Agreement.

5.                                      Deferred Activities

5.1                               Deferred Closing

In accordance with Clause 5.4 of the Contribution Agreement, the JV Activities in Canada and the Nutreco JV Activities in Poland will be deferred activities (the “Deferred Activities”). Closing in respect of the Deferred Activities in Canada shall occur in accordance with the provisions of Clause 5.4 of the Contribution Agreement at the last day of the month following completion of the consultation process with the First Nations in British Columbia. Closing in respect of the Deferred Activities in Poland shall occur in accordance with the provisions of Clause 5.4 of the Contribution Agreement upon completion of the Nutreco disentanglement process in Poland.

5.2                               Period between Closing and Closing with respect to the Deferred Activities in Canada

5.2.1                     The Nutreco Contribution Plan included in Schedule 2 (Part 3) to the Contribution Agreement and the Stolt Contribution Plan included in Schedule 3 (Part 3) to the Contribution Agreement relating to the Canadian disentanglement process shall be amended as follows:

(i)                                     Nutreco Canada Inc. will not be contributed to the JV Group at the Closing and will be continued to be owned by Nutreco International B.V. until the Closing of the Deferred Activities;

(ii)                                  Stolt Sea Farm Inc. Canada will not be contributed to the JV Group at the Closing and will be continued to be owned by the relevant members of the Stolt group until the Closing of the Deferred Activities;

(iii)                               Nutreco Canada Inc. will continue to sell its products to Marine Harvest USA Inc.;

(iv)                              Stolt Sea Farm Inc. Canada will continue to sell its products to Stolt Sea Farm Inc. Delaware;

(v)                                 the US JV Group companies will begin the process of integration as soon as practically possible after the Closing; and

(vi)                              Stolt Sea Farm Inc. Canada will be renamed after the Closing of the Deferred Activities.

5.2.2                     The Parties shall procure that if reasonably required by the Deferred Activities in Canada during the period between Closing and Closing with respect to the Deferred Activities in Canada, additional funding shall be directly or indirectly supplied through Marine Harvest International B.V.

5.3                               Consultations First Nations

The Parties shall, and shall procure that their respective advisors shall, use their best efforts to conclude the consultation process with the First Nations in British Columbia as soon as practicable.

5.4                               Closing Poland

Nutreco shall, and shall procure that its advisors shall, use its best efforts to conclude the Nutreco disentanglement process in Poland as soon as practicable.

5.5                               No breach of non-compete Clause

The Parties agree that the continuation of the Deferred Activities of Nutreco Canada Inc. and Stolt Sea Farm Inc. Canada and of the relevant member of the Nutreco Group in Poland until the Closing of the relevant Deferred Activities shall not constitute a breach of Clause 20.1 of the Shareholders Agreement.

6.                                      Transfer beneficiary ownership Stolt JV Companies

6.1                               Contrary to paragraph 2 of the Stolt Contribution Plan included in Schedule 3 (Part 3) to the Contribution Agreement, only the beneficiary ownership of the shares in the Stolt JV Companies, with the exception of Stolt Sea Farm Inc. in Canada, has been transferred pursuant to the contribution agreements attached hereto as Schedule 6.1 to SSF Salmon Holdings B.V. prior to the Closing.

6.2                               The legal ownership of the shares in the companies referred to in Clause 6.1 shall be transferred to SSF Salmon Holdings B.V. immediately after the transfer of the legal ownership of the shares in these companies is allowed according to the relevant local Laws. Stolt and Stolt B.V. shall, and shall procure that their advisors shall, use their best efforts to comply with the relevant formalities as soon as possible, but in any event no later than 4 (four) weeks after the Closing Date, with the exception of the legal transfer of ownership of the shares in Stolt Sea Farm Ltd (UK), to which Clause 6.3 applies.

6.3                               The legal ownership of the shares in Stolt Sea Farm Ltd (UK), shall be transferred to SSF Salmon Holdings B.V. immediately after the necessary consent of the Western Isles Enterprise for the transfer of the grants has been obtained, unless the Company decides otherwise, in which case the Company accepts that it bears the risk that it will have to reimburse the grants to the Western Isles Enterprise. Stolt shall, and shall procure that their advisors shall, use their best efforts to obtain the required consent as soon as possible. The Parties acknowledge that as a condition to granting the consent, the Western Isles Enterprise may demand to be granted a guarantee by SSF Salmon Holdings B.V. as security for the fulfilment of the obligations of Stolt Sea Farm Ltd (UK) in respect of the Western Isles Enterprise grants. The Parties agree to enable SSF Salmon Holdings B.V. to grant such guarantee.

6.4                               Schedule 6.4 to this Amendment Agreement sets forth for each relevant jurisdiction the steps to be taken between the Closing and the completion of the transfer of the legal ownership of the shares of the companies referred to in Clause 6.1 in accordance with Clauses 6.2 and 6.3.

6.5                               Schedule 3 (Part 3) to the Contribution Agreement shall be amended and read according to Clauses 6.1, 6.2 and 6.3 and Schedule 6.4 to this Amendment Agreement.

7.                                      Centre for Aquaculture Competence A.S.

7.1                               The legal ownership of the shares in Centre for Aquaculture Competence A.S. shall be transferred to Marine Harvest Norway AS immediately after the necessary consent of the Norwegian Department of Fisheries has been obtained. Nutreco shall, and shall procure that their advisors shall, use their best efforts to obtain the required consent as soon as possible.

7.2                               Schedule 2 (Part 3) to the Contribution Agreement shall be amended and read according to Clause 7.1 of this Amendment Agreement.

8.                                      Closing documentation

The final form and content of the following agreements and other documents to be executed or entered into in connection with the Closing are agreed and determined below.

8.1                               Nutreco Additional Equity Instrument and Stolt Additional Equity Instrument

The Parties have agreed that the Additional Equity Instruments will not be issued at the Closing. The Parties shall discuss and determine the necessity of issuing the Additional Equity Instruments after the Closing Date, but in any event before 31 January 2006. Clause 5.2.2 of the Contribution Agreement and Schedule 9 (part 2) of the Contribution Agreement shall be amended in accordance with Clause 8.1 of this Amendment Agreement.

8.2                               Deed of contribution

The deed of contribution to be executed in accordance with Clause 5.2.2 (i) of the Contribution Agreement is attached hereto as Schedule 6.2. Annex 1 to Schedule 4 to the Contribution Agreement shall be amended and read according to Schedule 8.2 to this Amendment Agreement.

8.3                               Deed of issue and contribution

The deed of issue and contribution to be executed in accordance with Clause 5.2.2 (ii) of the Contribution Agreement is attached hereto as Schedule 8.3. Annex 2 to Schedule 4 to the Contribution Agreement shall be amended and read according to Schedule 8.3 to this Amendment Agreement.

8.4                               Description of contributions

The description of the contributions of the JV Activities to the Company to be executed in accordance with Clause 5.2.2 (v) of the Contribution Agreement is attached hereto as Schedule 8.4.

8.5                               Auditors’ statements

The auditors’ statements in connection with the contributions of the JV Activities to the Company to be executed in accordance with Clause 5.2.2 (v) of the Contribution Agreement are attached hereto as Schedule 8.5.

8.6                               Amended Articles of Association

The Amended Articles of Association to be executed in accordance with Clause 5.2.2 (vi) of the Contribution Agreement are attached hereto as Schedule 8.6. Annex 3 to Schedule 4 to the Contribution Agreement and Schedule 4 (Part 1) to the Shareholders Agreement shall be amended and read according to Schedule 8.6 to this Amendment Agreement.

8.7                               Appointment Directors

The resolution of the shareholders’ meeting of the Company evidencing the appointment of the managing and supervisory directors of the Company to be executed in accordance with Clause 5.2.2 (vii) of the Contribution Agreement is attached hereto as Schedule 8.7.

8.8                               Managing Board Rules

The Managing Board Rules are attached hereto as Schedule 8.8(a). The resolution of the Managing Board of the Company evidencing the adoption of the Managing Board Rules in accordance with Clause 5.2.2 (viii) of the Contribution Agreement is attached hereto as Schedule 8.8(b). Annex 4 to Schedule 4 to the Contribution Agreement and Schedule 4 (Part 2) to the Shareholders Agreement shall be amended and read according to Schedule 8.8(a) to this Amendment Agreement.

8.9                               Supervisory Board Rules

The Supervisory Board Rules are attached hereto as Schedule 8.9(a). The resolution of the Supervisory Board of the Company evidencing the adoption as of the Closing Date of the Supervisory Board Rules to be executed in accordance with Clause 5.2.2 (viii) of the Contribution Agreement is attached hereto as Schedule 8.9(b). Annex 5 to Schedule 4 to the Contribution Agreement and Schedule 4 (Part 3) to the Shareholders Agreement shall be amended and read according to Schedule 8.9(a) to this Amendment Agreement.

8.10                        Shareholders Agreement

8.10.1              Shareholders Agreement

The Shareholders Agreement to be executed in accordance with Clause 5.2.2 (ix) of the Contribution Agreement is attached hereto as Schedule 8.10.1. Schedule 5 to the Contribution Agreement shall be amended and read according to Schedule 8.10.1 to this Amendment Agreement.

8.10.2              Stolt Cod and Halibut Activities

The Stolt Cod and Halibut Activities are the activities specified in Schedule 8.10.2 hereto. Schedule 3 (Part 3) to the Shareholders Agreement shall be amended and read according to Schedule 8.10.2 to this Amendment Agreement.

8.10.3              Initial Business Plan

The Initial Business Plan to be approved by the Supervisory Board and to be adopted by the Managing Board in accordance with Clause 8.1 of the Shareholders Agreement is attached hereto as Schedule 8.10.3. Schedule 5 (Part 1) to the Shareholders Agreement shall be amended and read according to Schedule 8.10.3 to this Amendment.

8.10.4              Initial Budget

An outline of the Initial Budget which is still to be completed to reflect taxes and interest down to the net income level and budgeted balance sheet which is to be approved by the Supervisory Board and to be adopted by the Managing Board in accordance with Clause 8.1 of the Shareholders Agreement is attached hereto as Schedule 8.10.4. Schedule 5 (Part 2) to the Shareholders Agreement shall be amended and read according to Schedule 8.10.4 to this Amendment Agreement.

8.10.5              Management accounts format

An outline of the format of the management accounts referred to in Clause 9.2 of the Shareholders Agreement, which is still to be completed down to net income level, is attached hereto as Schedule 8.10.5. Schedule 5 (Part 3) to the Shareholders Agreement

shall be amended and read according to Schedule 8.10.5 to this Amendment Agreement.

8.11                        Transitional Services Agreement

The Transitional Services Agreement (including Annex 1 thereto) to be entered into in accordance with Clause 5.2.2 (x)(a) of the Contribution Agreement is attached hereto as Schedule 8.11. Schedule 6 to the Contribution Agreement shall be amended and read according to Schedule 8.11 to this Amendment Agreement.

8.12                        Shareholder Loan Agreements

The Shareholder Loan Agreements, containing the terms and conditions of the shareholder loans to be provided to the relevant members of the JV Group in accordance with Clause 5.3 of the Contribution Agreement, are attached hereto as Schedule 8.12.

8.13                        Allocation of Nutreco Activities

The Allocation of Nutreco Activities by country and region as referred to in Clause 2.3.1 of the Contribution Agreement will be reflected in the Nutreco Closing Financial Statements. Schedule 2 (Part 4) to the Contribution Agreement shall be amended and read accordingly.

8.14                        Allocation of Stolt Activities

The Allocation of Stolt Activities referred to in Clause 2.3.1 of the Contribution Agreement is attached hereto as Schedule 8.14. Schedule 3 (Part 4) to the Contribution Agreement shall be amended and read according to Schedule 8.14 to this Amendment Agreement.

9.                                      Supply Agreement

The Parties shall negotiate and agree within 4 (four) weeks after the Closing Date the terms of the Supply Agreement in accordance with the term sheet included in Schedule 6 of the Contribution Agreement. Until the execution of the final documentation, the term sheet set forth in Schedule 6 of the Contribution Agreement and the Current Agreement shall constitute the Supply Agreement referred to in Clause 5.2.2 (x)(6) of the Contribution Agreement, provided that in case of conflict between the provisions of the term sheet and the current existing feed agreements, the provisions of the term sheet shall prevail.

10.                               Tuna Supply Agreement

The Parties shall negotiate and agree within 6 months after the Closing Date the terms of the Tuna Supply Agreement in accordance with Clause 4.5 and Clause 5.2.2 (x)(c) of the Contribution Agreement. Clause 4.5 and Clause 5.2.2 (x)(c) of the Contribution Agreement shall be amended accordingly.

11.                               Retirement Benefits

11.1                        Stolt and Nutreco will roll over the calculation of retirement benefits, and assets and liabilities of their respective pension funds in Norway, the U.K. and The Netherlands as per 31 December 2004 to calculate the assets and liabilities of such pension funds, and the possible under funding, using assumptions proposed by their respective actuarians per the Closing Date.

11.2                        Stolt and Nutreco will discuss the outcome of such actuarial calculations and timely negotiate and agree in good faith a common set of assumptions in accordance with Schedule 8 of the Contribution Agreement to be used for the calculation of the provisions to be used for drawing up the Closing Financial Statements. The Parties will perform calculations based on assumptions to be agreed between Nutreco and Stolt, which will in any event be in between the two sets of assumptions of Stolt and of Nutreco which were discussed during the meeting on 26 April 2005.

11.3                        Schedule 8 of the Contribution Agreement shall be amended and read in accordance with Clauses 11.1 and 11.2.

12.                               Tax indemnity and covenants

12.1                        As soon as practicable and in any event no later than 2 (two) weeks after the final agreement or determination of the Nutreco Closing Financial Statements, Nutreco shall prepare the Nutreco Memorandum Country Accounts on the basis of, and taking into account, the Nutreco Closing Financial Statements and deliver the same to Stolt B.V.

12.2                        As soon as practicable and in any event no later than 2 (two) weeks after the final agreement or determination of the Stolt Closing Financial Statements, Stolt B.V. shall prepare the Stolt Memorandum Country Accounts on the basis of, and taking into account, the Stolt Closing Financial Statements and deliver the same to Nutreco.

12.3                        The Parties procure that within 2 (two) weeks after both the Nutreco Memorandum Country Accounts and the Stolt Memorandum Country Accounts have been prepared and delivered in accordance with Clauses 12.1 and 12.2 of this Amendment Agreement the Memorandum Country Account Overview shall be prepared by the Parties.

12.4                        Clause 2 of Schedule 9 (Part 2) of the Contribution Agreement will be amended and read in accordance with Clauses 12.1, 12.2 and 12.3 of this Amendment Agreement.

12.5                        The Parties have recognised that the Stolt Contribution Plan has resulted in a step-up of certain trademarks to fair market value for US corporation tax purposes, resulting in additional Relief in the form of additional depreciation allowances in the amount of approximately USD 21,000,000.  The Parties have agreed that such additional Relief in the form of additional depreciation allowances in the amount of approximately USD 21,000,000 will be deemed to be a Stolt Contributed Country Relief arising to a JV Company in the United States of America, for which payments will take place under the Stolt Additional Equity Instrument in accordance with Schedule 9 (Part 2) of the Contribution Agreement. The final amount of the additional Relief referred to in this Clause 12.5 will be determined on the basis of the Stolt Closing Financial Statements.

12.6                        For the avoidance of any doubt, the Parties reconfirm that pursuant to the Tax Indemnity and Covenants in Schedule 9 (Part 1) of the Contribution Agreement, (i) any capital tax due by the Company in connection with the contribution of the Nutreco Activities shall be a Tax Liability for which Nutreco has the obligation to indemnify pursuant to Clause 1.5 of Schedule 9 (Part 1) of the Contribution Agreement, and (ii) any capital tax due by the Company in connection with the contribution of the Stolt Activities shall be a Tax Liability for which Stolt has the obligation to indemnify pursuant to Clause 1.5 of Schedule 9 (Part 1) of the Contribution Agreement.

13.                               Insurance

13.1                        The following Insurance Policies of the Nutreco Group will remain in place with respect to the JV Activities until 1 January 2006:

•                                          Fish mortality

•                                          Marine equipment & sea cages

•                                          Product liability

•                                          Property onshore

•                                          Hull

•                                          Pollution liability

•                                          Excess protection and indemnity including Excess liability and Excess collision liability

•                                          Directors & Officers liability (the JV Group has been added as insured party)

•                                          Fraud (the JV Group has been added as insured party)

13.2                        The following Insurance Policies of the Stolt Group will remain in place with respect to the JV Group until 1 September 2005:

•                                          Fish Mortality

•                                          Marine equipment & sea cages

•                                          General liability including product liability

•                                          Property onshore

•                                          Hull

•                                          Protection & Indemnity

•                                          Pension trust liability

13.3                        The risk and benefit as of the Closing Date and the surplus and deficit, if any, arising as of the Closing Date in respect of the respective captive insurances of the Parties to the extent relating to the JV Activities as of the Closing Date, shall be for the account of the Company.

13.4                        All premiums paid by the Nutreco Group or the Stolt Group in respect of the JV Activities shall, if applicable, only be refunded on a pro rata basis relative to their respective stake in the Company.

13.5                        The Parties shall timely arrange new insurances for the JV Group on conditions to be agreed between the Parties.

13.6                        Clause 7.4.1 of the Contribution Agreement shall be amended and read according to Clauses 13.1 13.2, 13.4 and 13.4 of this Amendment Agreement.

14.                               Draft Closing Financial Statements

The draft Nutreco Closing Financial Statements and draft Stolt Closing Financial Statements shall be accompanied by a (draft) auditor’s review report from Nutreco’s Accountant and Stolt’s Accountant, respectively, instead of an unqualified auditor’s statement from Nutreco’s Accountant and Stolt’s Accountant, respectively. Clause 6.1.2 and 6.2.2 of the Contribution Agreement will be amended accordingly.

15.                               Nutreco Shareholder Loan Agreement

The amount of the principal of the loan provided by Nutreco to the Company pursuant to the Nutreco Shareholder Loan Agreement shall be EUR 150,000,000 (one hundred and fifty million euro). The Parties shall procure that the relevant members of the Group shall arrange that any amount borrowed by the Company or any other member of the JV Group from Nutreco or any other member of the Nutreco Group as per the Closing Date in excess of the amount of EUR 150,000,000 (one hundred and fifty million euro) shall be contributed by Nutreco or the relevant members of its Group to the Company as non-stipulated share premium in accordance with the relevant legal requirements by deed between the contributor and the Company accompanied by a description of the managing board of the Company and an auditor’s statement as soon as possible. For tax purposes this contribution is effective as per the Closing Date in conjunction with the contribution by Nutreco of the shares of Marine Harvest International B.V. to the Company on the Closing Date. The economic effect of such contribution to the Company shall take effect as of the Closing Date. The amount of such excess will be finally determined and settled as soon as practicable after the final agreement or determination of the Nutreco Closing Financial Statements.

16.                               Whole Agreement – No other amendments

The Contribution Agreement, the Amendment Letter and the Amendment Agreement contain the whole agreement between Nutreco, Stolt B.V. and Stolt relating to the subject matter of the Contribution Agreement as of the date of the Amendment Agreement, and will be construed accordingly. No provision of the Contribution Agreement, other than those expressly amended by and in accordance with the Amendment Letter or the Amendment Agreement, is or shall be construed as amended and the Contribution Agreement as amended by the Amendment Letter and the Amendment Agreement shall remain in full force and effect.

17.                               Other Provisions

Clauses 15.1, 15.3, 15.4, 15.5, 15.6, 15.7, 15.9, 15.12, 15.14, 15.16 and 15.17 of the Contribution Agreement shall apply, mutatis mutandis, to this Amendment Agreement.

In WITNESS WHEREOF Nutreco, Stolt B.V. and Stolt have executed this Amendment Agreement on 29 April 2005

SIGNED by B. Verwilghen

on behalf of Nutreco Holding N.V.

SIGNED by J. Chr. Engelhardtsen

on behalf of Stolt Sea Farm Investments B.V.

SIGNED by J. Chr. Engelhardtsen

on behalf of Stolt-Nielsen S.A.

Signed by Marine Harvest N.V. on 29 April 2005 (i) for acknowledgement of the agreement between Nutreco Holding N.V., Stolt Sea Farm Investments B.V. and Stolt-Nielsen S.A. contained in this Amendment Agreement, and (ii) for agreement with Clause 6.

SIGNED by A. van Driel

on behalf of Marine Harvest N.V.

Schedule 8.2                          Deed of contribution

DEED OF ADDITIONAL CONTRIBUTION ON SHARES

AND TRANSFER OF SHARES

MARINE HARVEST INTERNATIONAL B.V.

On the twenty-ninth day of April two thousand and five appears before me, Reinhard Willem Clumpkens, notaris (civil-law notary) practising in Amsterdam, the Netherlands:

Sabine Mandy Altena, kandidaat-notaris (candidate civil-law notary), employed by De Brauw Blackstone Westbroek N.V., a limited liability company, with corporate seat in The Hague, with address at: 2596 AL The Hague, the Netherlands, Zuid-Hollandlaan 7, at the office in Amsterdam, born in Sneek on the seventeenth day of August nineteen hundred and seventy-four, for the purpose hereof is acting as attorney authorised in writing of:

1.                                       Nutreco Holding N.V., a limited liability company, with corporate seat in Boxmeer, the Netherlands and address at: 5831 JN Boxmeer, Veerstraat 38, the Netherlands, number N.V. 490.582, hereinafter referred to as: the Contributor, and in that capacity is representing the Contributor;

2.                                       Marine Harvest N.V., a limited liability company, with corporate seat in Amersfoort, the Netherlands and address at: 3818 KC Amersfoort, Prins Frederiklaan 4, number N.V. 1.297.827, hereinafter referred to as: the Transferee, and in that capacity is representing the Transferee; and

3.                                       Marine Harvest International B.V., a private company with limited liability, with corporate seat in Amersfoort, the Netherlands and with address at: 3818 KC Amersfoort, Prins Frederiklaan 4, number B.V. 1.319.363, hereinafter referred to as: the Company, and in that capacity is representing the Company, the person appearing,

DECLARES THAT,

WHEREAS:

Previous acquisition of shares.

(i)                                     the Contributor is holder of eighteen thousand (18,000) shares in the share capital of the Company, numbered 1 up to and including 18,000, each share having a par value of one euro (EUR 1), together representing the entire issued and paid up share capital of the Company, hereinafter referred to as: the Contribution Shares, which shares are registered in the name of the Contributor, and which shares were acquired by the Contributor on the twenty-ninth day of April two thousand and five pursuant to the issue upon the incorporation of the Company, effected by a notarial deed, executed before me, notaris in Amsterdam, on the twenty-eighth day of April two thousand and five;

Shareholding.

(ii)                                  the Contributor is holder of forty-five thousand (45,000) shares in the share capital of the Transferee, hereinafter referred to as: the Shares;

Contribution agreement.

(iii)                               on the third day of December two thousand and four the Contributor, Stolt-Nielsen S.A., a limited liability company incorporated in Luxembourg, with corporate seat in Luxembourg, and having its address at 23 Avenue Monterey, L-2086 Luxembourg, Luxembourg and Stolt Sea Farm Investments B.V., a private company with limited liability incorporated in the Netherlands, with corporate seat in Schiedam, the Netherlands, and having its address at Westerlaan 5, 3016 CK Rotterdam, the Netherlands entered into an agreement (hereinafter referred to as: the Contribution Agreement) concerning an additional contribution in kind to be made by the Contributor on the Shares consisting of the Contribution Shares;

(iv)                              to the extent not already agreed upon in the Contribution Agreement, the Contributor agrees to transfer the Contribution Shares to the Transferee as a contribution in kind on the Shares.

IT IS HEREBY AGREED AND CONFIRMED AS FOLLOWS:

Contribution Agreement.

Article 1.

1.1.                              In order to implement the Contribution Agreement the Contributor hereby transfers to the Transferee, who accepts the transfer of the Contribution Shares, hereinafter referred to as: the Contribution. To the extent not already agreed upon in the Contribution Agreement, the Transferee shall not issue new shares in its share capital to the Contributor in return for the Contribution.

1.2.                              Without prejudice the relevant provisions of the Contribution Agreement, the Contribution is for the account of the Transferee as of the date hereof.

Transfer.

1.3.                              In order to implement the Contribution Agreement referred to above under 1.1. the Contributor hereby transfers the Contribution to the Transferee, who accepts the transfer of the Contribution.

Payment obligation.

Article 2.

2.1.                              The payment obligation for the Contributor amounts to zero euro (EUR 0).

2.2.                              The Transferee shall not issue new shares in return for the Contribution.

2.3.                              The value of the Contribution shall be regarded as (non-stipulated) share premium (in Dutch: “niet-bedongen agio”).

Shareholders’ approval.

Article 3.

Article 2 paragraph 5 of the articles of association of the Transferee expressly empowers the managing board of the Transferee to enter into the Contribution Agreement referred to in article 1.

Share transfer restriction.

Article 4.

4.1.                              In accordance with the provisions of article 15 paragraph 4 of the articles of association of the Company, the Contributor hereby resolves in writing as sole shareholder of the Company to approve the present transfer under the share transfer restrictions included in the articles of association of the Company.

4.2.                              The managing board of the Company had prior knowledge of the resolution in writing mentioned in paragraph 1 above and have been able to render advice on the resolution to be adopted.

4.3.                              No depositary receipts of shares in the capital of the Company have been issued with the cooperation of the Company.

Acknowledgement.

Article 5.

The Company acknowledges this transfer of the Contribution set out in this deed.

Warranties.

Article 6.

The Contributor warrants the Transferee that he is fully entitled to the Contribution Shares, and that the Contribution Shares are neither encumbered with a right of pledge nor with a right of usufruct and they are not subject to any attachments. The Transferee accepts this warranty.

Description and auditor’s certificate.

Article 7.

Copies of the description and auditor’s certificate, referred to in section 2:94b Civil Code relating to the transfer of the Contribution to the Transferee are attached to this deed.

Dissolution.

Article 8.

8.1.                              The Contributor and the Transferee waive the right to dissolve the agreement contained in this deed under the provisions of section 6:265 Civil Code.

8.2.                              Unless otherwise provided in this deed, all that has been agreed between the parties prior to the execution of this deed shall remain in full force and effect, provided however, that a condition subsequent, if any, may no longer be invoked and a condition precedent, if any, is deemed to have been fulfilled.

Sufficient proof of the existence of the powers of attorney has been given to me, notaris. The written powers of attorney to the person appearing are evidenced by three (3) private instruments, which are attached to this deed.

In witness whereof the original of this deed, which is retained by me, notaris, is executed in Amsterdam, on the date first given in the head of this deed.

Having conveyed the substance of this deed to the person appearing she has declared that she has taken cognizance of the contents of the deed and does not require it to be read out to her in full.

Immediately after the reading of those parts of the deed which the law prescribes to be read out, this deed is signed by the person appearing, who is known to me, notaris, and by myself, notaris, at nineteen hours eight minutes.

(signed): S.M. Altena, R.W. Clumpkens.

Schedule 8.3                          Deed of issue and contribution

DEED OF ISSUE

MARINE HARVEST N.V.

AND

DEED OF ADDITIONAL CONTRIBUTION ON SHARES

AND TRANSFER OF SHARES

SSF SALMON HOLDINGS B.V.

On the twenty-ninth day of April two thousand and five appears before me, Reinhard Willem Clumpkens, notaris (civil-law notary) practising in Amsterdam, the Netherlands:

Sabine Mandy Altena, kandidaat-notaris (candidate civil-law notary), employed by De Brauw Blackstone Westbroek N.V., a limited liability company, with corporate seat in The Hague, with address at: 2596 AL The Hague, the Netherlands, Zuid-Hollandlaan 7, at the office in Amsterdam, born in Sneek on the seventeenth day of August nineteen hundred and seventy-four, for this purpose acting as attorney in writing of:

1.                                       Marine Harvest N.V., a limited liability company, with corporate seat in Amersfoort, the Netherlands and address at: 3818 KC Amersfoort, Prins Frederiklaan 4, number N.V. 1.297.827,, hereinafter referred to as: Marine Harvest and as such representing Marine Harvest;

2.                                       Stolt Sea Farm Investments B.V., a private company with limited liability, with its corporate seat in Schiedam, the Netherlands and address at: 3016 CK Rotterdam, Westerlaan 5, the Netherlands, B.V. number 1.304.045, hereinafter referred to as: Stolt and as such representing Stolt,

3.                                       SSF Salmon Holdings B.V., a private company with limited liability, with its corporate seat in Schiedam, the Netherlands and address at: 3016 CK Rotterdam, Westerlaan 5, the Netherlands, B.V. number 1.304.048, hereinafter referred to as: SSF and as such representing SSF,

The person appearing,

DECLARES THAT, WHEREAS:

I. Issuance.

Issue of shares Marine Harvest.

(i)                                     on the twenty-ninth day of April two thousand and five the general meeting of shareholders of Marine Harvest resolved to:

a.                                       to issue fifteen thousand (15,000) shares in the share capital of Marine Harvest, numbered 45,001 up to and including 60,000, each share with a par value of one euro (EUR 1), hereinafter referred to as: the Shares, against payment in cash of fifteen thousand euro (EUR 15.000) for the Shares; and

b.                                      exclude the pre-emptive rights.

(ii)                                  the Shares are issued to Stolt, who wishes to accept the Shares.

II. Additional contribution and transfer.

a. Previous acquisition of shares.

(iii)                               Stolt is holder of one hundred eighty (180) shares in the share capital of SSF, numbered 1 up to and including 180, each share having a par value of one hundred euro (EUR 100), hereinafter referred to as: the Contribution Shares, which shares are registered in the name of Stolt, and which shares were acquired by Stolt on the thirtieth day of December two thousand and four pursuant to the issue upon the incorporation of SSF, effected by a notarial deed, executed before a deputy of Steven Perrick, notaris in Amsterdam, on the thirtieth day of December two thousand and four.

b. Shareholding.

(iv)                              after the issue of the Shares, Stolt shall be holder of fifteen thousand (15,000) shares in the share capital of Marine Harvest.

c. Contribution agreement.

(v)                                 on the third day of December two thousand and four Stolt, Stolt-Nielsen S.A., a limited liability company incorporated in Luxembourg, with corporate seat in Luxembourg, and having its address at 23 Avenue Monterey, L-2086 Luxembourg, Luxembourg and Nutreco Holding N.V., a limited liability company, with corporate seat in Boxmeer, the Netherlands and address at: 5831 JN Boxmeer, Veerstraat 38, the Netherlands entered into an agreement (hereinafter referred to as: the Contribution Agreement) concerning an additional contribution in kind to be made by Stolt on the Shares consisting of the Contribution Shares.

(vi)                              to the extent not already agreed upon in the Contribution Agreement, Stolt and Marine Harvest wish to agree that Stolt shall transfer the Contribution Shares to Marine Harvest as non-stipulated share premium.

IT IS HEREBY AGREED AND CONFIRMED AS FOLLOWS:

Issue of the Shares.

Article 1.

1.1.                              In accordance with the provisions of section 2:86 Civil Code and the resolution to issue the Shares, Marine Harvest hereby issues the Shares to Stolt under the obligation for Stolt to pay up the Shares in cash.

1.2.                              Stolt accepts the Shares under the obligation as referred to under paragraph 1.

Additional contribution and transfer of shares in the share capital of SSF.

Article 2.

2.1.                              To the extent not already agreed in the Contribution Agreement, Stolt and Marine Harvest hereby agree that Stolt shall transfer to Marine Harvest the Contribution Shares, hereinafter referred to as: the Contribution as a contribution in kind on the Shares.

2.2.                              Stolt hereby transfers the Contribution to Marine Harvest and Marine Harvest hereby accepts the transfer of the Contribution.

2.3.                              The Contribution is for the account of Marine Harvest in accordance with clause 5.6 of the Contribution Agreement.

2.4.                              Other than the payment obligation as referred to under article 1 paragraph 1 regarding the issue of the Shares, the payment obligation for Stolt amounts to zero euro (EUR 0).

2.5.                              To the extent not already agreed upon in the Contribution Agreement, Marine Harvest shall not issue new shares in return for the Contribution.

2.6.                              To the extent not already agreed upon in the Contribution Agreement, the value of the Contribution shall be regarded as (non-stipulated) share premium (in Dutch: “niet-bedongen agio”).

Shareholders’ approval.

Article 3.

Article 2 paragraph 5 of the articles of association of Marine Harvest expressly empowers the managing board of Marine Harvest to enter into the Contribution Agreement.

Share transfer restriction.

Article 4.

The share transfer restrictions as set out in article 12 of the articles of association of SSF do not apply since Stolt is the sole shareholder of SSF.

Acknowledgement.

Article 5.

SSF acknowledges the transfer of the Contribution set out in this deed.

Warranties.

Article 6.

Stolt warrants Marine Harvest that it is fully entitled to the Contribution Shares, and that the Contribution Shares are neither encumbered with a right of pledge nor with a right of usufruct and they are not subject to any attachments. Marine Harvest accepts this warranty.

Description and auditor’s certificate.

Article 7.

Copies of the description and auditor’s certificate, referred to in section 2:94b Civil Code relating to the transfer of the Contribution to Marine Harvest are attached to this deed.

Dissolution.

Article 8.

8.1.                              Stolt and Marine Harvest waive the right to dissolve the agreement contained in this deed under the provisions of section 6:265 Civil Code.

8.2.                              Unless otherwise provided in this deed, all that has been agreed between the parties prior to the execution of this deed shall remain in full force and effect, provided however, that a condition subsequent, if any, may no longer be invoked and a condition precedent, if any, is deemed to have been fulfilled.

With reference to the Rules of Professional Conduct (Verordening beroeps- en gedragsregels) of the Royal Dutch Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie) all parties expressly agree that (i) De Brauw Blackstone Westbroek N.V. acts as counsel to Marine Harvest in connection with, or acts as counsel for or on behalf of Marine Harvest in the event of any dispute relating to, this deed or any related agreement, and (ii) the civil law notary mentioned in the opening paragraph of this deed executes this deed even though he works at De Brauw Blackstone Westbroek N.V. as civil law notary.

The documents, evidencing the resolutions are attached to this deed.

Sufficient proof of the existence of the powers of attorney has been given to me, notaris.  The written powers of attorney are evidenced by three (3) deeds which are attached to this deed.

In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.

Having conveyed the substance of the deed and given an explanation thereto and having pointed out the consequences arising from the contents of the deed for the parties and following the statement of the person appearing that she has taken note of the contents of the deed and agrees with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris at nineteen hours twelve minutes.

(signed): S.M: Altena, R.W. Clumpkens.

Schedule 8.4                          Description of contributions

DESCRIPTION OF THE CONTRIBUTION IN KIND

MARINE HARVEST N.V.

Description as referred to in Section 2:94b, paragraph 1, juncto Section 2:94a, paragraph 1, Dutch Civil Code and prepared by Marine Harvest N.V., a limited liability company, with corporate seat in Amersfoort, the Netherlands and having its address at 3818 KC Amersfoort, the Netherlands, Prins Frederiklaan 4 (the “Company”) regarding the Contribution (as defined herein).

I. Contribution

The contribution consists of 180 shares, each share having a par value of EUR 100, in the share capital of SSF Salmon Holdings B.V., a private company with limited liability, with its corporate seat in Schiedam, the Netherlands and address at: 3016 CK Rotterdam, Westerlaan 5, the Netherlands, (such shares hereinafter collectively also referred to as the “Contribution”) and is to be made by Stolt Sea Farm Investments B.V., a private company with limited liability, with its corporate seat in Schiedam, the Netherlands and address at: 3016 CK Rotterdam, Westerlaan 5, the Netherlands, (the “Contributor”) as a further payment on the shares the Contributor holds in the share capital of the Company

II. Value attributed to the Contribution

The Contributor is the sole shareholder of SSF Salmon Holdings B.V., which only assets are its shareholdings in various subsidiaries. Before these shareholdings were contributed to SSF Salmon Holdings BV as non stipulated share premium, they were previously acquired by the Contributor pursuant to a share purchase agreement dated 29 April 2005 in which the value of these shareholdings was determined at US$ 242,978, 788.78

The value thus attributed to the Contribution as per 29 April 2005, is the value of these shareholdings in addition to the nominal capital of SSF Salmon Holdings BV and amounts to EUR188,082,078 (at a conversion rate of € 1.292). This valuation is based upon the book value of each of the subsidiaries recorded in the books of the seller to the Contributor.

Signed in                                            on                      2005.

On behalf of Nutreco Holding N.V., acting in its capacity as sole director of Marine
Harvest N.V
Name	:
Title	:

DESCRIPTION OF THE CONTRIBUTION IN KIND

MARINE HARVEST N.V.

Description as referred to in Section 2:94b, paragraph 1, juncto Section 2:94a, paragraph 1, Dutch Civil Code and prepared by Marine Harvest N.V., a limited liability company, with corporate seat in Amersfoort, the Netherlands and having its address at 3818 KC Amersfoort, the Netherlands, Prins Frederiklaan 4 (the “Company”) regarding the Contribution (as defined herein).

I. Contribution

The contribution consists of 18.000 shares, each share having a par value of EUR 1, in the share capital of Marine Harvest International B.V., a private company with limited liability, with corporate seat in Amersfoort and having its address at 3818 KC Amersfoort, the Netherlands, Prins Frederiklaan 4 (such shares hereinafter collectively also referred to as the “Contribution”) and is to be made by Nutreco Holding N.V., a limited liability company with corporate seat in Boxmeer, the Netherlands and having its address at 5831 JN Boxmeer, the Netherlands, Veerstraat 38 (the “Contributor”) as a further payment on the shares the Contributor holds in the share capital of the Company

II. Explanation of the origin of the Contribution

The Contributor is the sole shareholder of Nutreco International B.V., a private company with limited liability, with corporate seat in Boxmeer, the Netherlands, and with address at 5831 JN Boxmeer, the Netherlands, Veerstraat 38. In order for the Contributor to make the Contribution, Nutreco International B.V. should be demerged pursuant whereto Marine Harvest International B.V. shall be incorporated and whereby the shares held in the share capital of Marine Harvest International B.V. will be acquired by the Contributor

III. Value attributed to the Contribution

Since the assets of Marine Harvest International B.V. are still part of Nutreco International B.V. before the demerger as referred to under II. above, the value of the Contribution is based on the value of the fish activities (i.e. the worldwide farming, processing, marketing and sale of fish and fish products)” of Nutreco International B.V. as per 31 December 2004 (i.e. before the date of demerger).

The value thus attributed to the Contribution as per 31 December 2004 amounts to EUR                        according to the following method of valuation:                                          .

Signed in                                            on                      2005.

On behalf of Nutreco Holding N.V., acting in its capacity as sole director of Marine Harvest N.V
Name	:
Title	:

STATEMENT OF

STOLT SEA FARM INVESTMENTS B.V.

The managing directors of Stolt Sea Farm Investments B.V., a private company with limited liability, having its corporate seat in Schiedam, the Netherlands and with address at: Westerlaan 5, 3016 CK Rotterdam, the Netherlands (hereinafter referred to as: Stolt), whereas:

a.                                       Stolt intends to enter into a notarial deed of issue and deed of additional contribution on shares by which inter alia shares in the share capital of Marine Harvest N.V., a limited liability company, having its corporate seat in Amersfoort, the Netherlands and with address at: Prins Frederiklaan 4, 3818 KC Amsersfoort, the Netherlands (hereinafter referred to as: Marine Harvest) are to be issued to Stolt against payment in cash and by which Stolt will contribute non-stipulated share premium on these shares in the form of shares in SSF Salmon Holdings B.V. (hereinafter referred to as: Contribution Shares).

b.                                      In connection with the contribution on shares in the share capital of Marine Harvest referred to under a., the managing directors of Marine Harvest will be required to sign a description of the Contribution Shares.

c.                                       The managing board of Marine Harvest cannot declare as to the correctness of its description referred to under b. without being extensively informed on this matter by the managing board of Stolt.

declare in good faith the following:

1.                                       The managing directors of Stolt exercised all reasonable care and accuracy when drawing up the description of the Contribution Shares which are to be contributed as non-stipulated share premium on the shares in the share capital of Marine Harvest.

2.                                       Furthermore, this description has been drawn up in consultation and discussed thoroughly with the auditors advising Stolt on this matter.

3.                                       To the best knowlegde of the managing directors of Stolt the description referred to in this statement provides a true and accurate description of the Contribution Shares.

in evidence whereof:

this statement was signed in the manner set out below.

By:
Date:

By:
Date:

Schedule 8.6         Amended Articles of Association

Amended Articles of Association (Dutch)

Amended Articles of Association (Unofficial English Translation)

Version dated

2-12-2004/27-4-2005

sa/pk/sa/mh

F:\Adam\Akten\akt2005\akt2005.rwc\74553079.bm3e.doc

UNOFFICIAL TRANSLATION

DEED OF AMENDMENT OF THE ARTICLES OF ASSOCIATION

MARINE HARVEST N.V.

On the twenty-ninth day of April two thousand and five appears before me, Paul Klemann, notaris (civil-law notary) practising in Amsterdam:

Sabine Mandy Altena, kandidaat-notaris (candidate civil-law notary), employed by De Brauw Blackstone Westbroek N.V., a limited liability company, with corporate seat in The Hague, with address at: 2596 AL The Hague, the Netherlands, Zuid-Hollandlaan 7, at the office in Amsterdam, born in Sneek on the seventeenth day of August nineteen hundred and seventy-four.

The person appearing declares that on the thirty-first day of March two thousand and five the general meeting of shareholders of Marine Harvest N.V., a limited liability company, with its corporate seat in Amersfoort, the Netherlands, and address at: 3818 KC Amersfoort, the Netherlands, Prins Frederiklaan 4, resolved to amend the articles of association of this company and to authorise the person appearing to execute this deed.

Pursuant to those resolutions the person appearing declares that she amends the company’s articles of association such that these shall read in full as follows

ARTICLES OF ASSOCIATION:

Name. Corporate seat.

Article 1.

The name of the company is: Marine Harvest N.V.

Its corporate seat is in Amersfoort.

Objectives.

Article 2.

2.1.          The objectives of the company are:

a.             the worldwide farming, processing, marketing and sale of fish and fish products;

b.             to participate in, to finance and administer companies, business enterprises and other business undertakings, to borrow moneys and to furnish moneys on loan and in general to enter into financial transactions, to furnish guarantees and to render services in the field of commerce and finance, to buy and sell promissory notes, to acquire, hold, dispose of or in any other way to deal with all kinds of participation and interests in other companies, business enterprises and other business undertakings;

c.             to develop and commercialise licences, copyrights, patents, designs, secret processor formulae, trademarks, know-how and other intellectual property rights and similar interests, to promote the selling and purchasing of - as well as the trade in - the aforementioned objectives, including the granting of the use of these objectives;

d.             to acquire royalties and other income connected with the activities as mentioned under c;

e.             to acquire, hold, exploit, lease, rent, turn to account, encumber, dispose of or in any other way utilise movables and immovables;

f.              to render services to other companies, including the promotion of communication with other companies;

g.             for purposes not related to the conduct of its business to make periodic payments for or towards pension or superannuation funds or other objectives;

h.             to perform all acts that are advisable, necessary, usual or related to the abovementioned objectives, which shall include but not be limited to all acts that relate to the management of, the acting in conjunction with, the participating in, the acquiring of or the merging or amalgamating with other business enterprises or companies with objectives equal or related to those that have been stated above.

2.2.          The company shall have the power to form and to acquire and to participate in any other trade, business or business enterprises having one or more objectives as specified in paragraph 2.1. herein or being related thereto or whose objectives are capable of being conducive, in whole or in part, to the promotion of one or more of the objectives specified in paragraph 2.1. herein.

2.3.          The company may not grant any loans, provide any collateral, guarantee the price, otherwise guarantee or otherwise bind itself jointly and severally with or for third parties, for the purpose of the subscription or acquisition by third parties of shares in its own capital or of depositary receipts issued therefor. The prohibition in the last sentence shall not apply if shares or depositary receipts are subscribed or acquired by employees of the company or of a group company.

2.4.          The objectives specified above shall be given the widest possible meaning.

Share capital and shares.

Article 3.

3.1.          The authorised share capital of the company amounts to two hundred twenty-five thousand euro (EUR 225,000). It is divided into two hundred twenty-five thousand (225,000) shares with a nominal value of one euro (EUR 1) each.

3.2.          The shares shall be in registered form and shall be numbered consecutively from 1 onwards.

3.3.          No share certificates shall be issued.

3.4.          If the aggregate amount of the issued share capital and the reserves required to be maintained by law is less than the minimum share capital as then required by law, the company must maintain a reserve up to an amount equal to the difference.

Issue of shares.

Article 4.

4.1.          Shares shall be issued pursuant to a resolution of the general meeting; the general meeting shall determine the price and further terms and conditions of the issue.

4.2.          The previous paragraph shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

4.3.          Shares shall never be issued at a price below par.

4.4.          Shares shall be issued by notarial deed in accordance with the provisions set out in section 2:86 of the Civil Code.

4.5.          The company shall within eight days of the resolution of the general meeting to issue shares file the complete text of the resolution with the trade register.

4.6.          The company shall within eight days of each issue of shares, report the issue of shares to the trade register, stating the number and class.

4.7.          The company is not authorised to cooperate in the issue of depositary receipts for shares.

4.8.          The voting rights on shares may not be conferred on holders of a right of pledge on such shares.

4.9.          Shareholders may only be legal entities which are party to the shareholders agreement entered into by shareholders of the company dated the twenty-ninth day of April two thousand and five, as amended from time to time, as well as the company itself.

4.10.        If a shareholder no longer complies with the requirements referred to in paragraph 9 of this article, or if a person becomes a shareholder who does not comply with such requirements, he may no longer or not, as the case may be, exercise the right to attend meetings and voting rights attached to his shares and his right to dividend shall be suspended, provided however that if all shares are held by persons, who do not or do no longer comply with such requirements, they may nevertheless exercise their right to attend meetings and voting rights with respect to a proposal:

a.             to amend the articles of association, so that the requirements, stated in paragraphs 9 up to and including 11 of this article and the articles 20 and 21 shall be deleted; or

b.             to dissolve the company.

4.11.        On the proposal of the managing board, the general meeting may adopt a resolution with a majority of ninety percent in a meeting in which the entire share capital is present or represented, to irrevocably exempt one or more persons named in a resolution to that effect from the requirements referred to in paragraph 9.

4.12.        The managing board shall have the power, without the approval of the general meeting, subject to the approval of the supervisory board to enter into agreements as referred to in section 2:94 of the Civil Code.

Payment for shares.

Article 5.

5.1.          Shares shall only be issued against payment in full.

5.2.          Payment must be made in cash, providing no alternative contribution has been agreed.

5.3.          Payment in cash may be made in a foreign currency, subject to the company’s consent.

Pre-emptive rights.

Article 6.

6.1.          Upon issue of shares against payment in cash, each shareholder shall have a pre-emptive right in proportion to the aggregate nominal amount of his shares, subject to the provisions of paragraph 6.3. herein. A shareholder shall have no pre-emptive right in respect of shares issued to employees of the company or of a group company.

Should a shareholder who is entitled to a pre-emptive right not or not fully exercise such right, the other shareholders shall be similarly entitled to pre-emptive rights in respect of those shares which have not been claimed.

If the latter collectively do not or do not fully exercise their pre-emptive rights, then the general meeting shall be free to decide to whom the shares which have not been claimed shall be issued and such issue may be made at a higher price.

6.2.          Upon issue of shares against contribution-in-kind, holders of such shares have no pre-emptive rights unless the general meeting declares the pre-emptive right applicable in respect of a specific issue. In that case, the provisions of this article shall equally apply to the shares to be issued.

6.3.          Pre-emptive rights may be limited or excluded by the general meeting. The limitation or exclusion proposal shall contain a written explanation of the reasons for the proposal and the selection of the intended issue price.

6.4.          If less than fifty percent of the issued capital is represented at the meeting, a majority of at least two-thirds of the votes cast shall be required for a resolution of the general meeting to limit or exclude the pre-emptive rights.

6.5.          The company shall within eight days of a resolution of the general meeting to limit or exclude the pre-emptive rights file the complete text of the resolution with the trade register.

6.6.          Pre-emptive rights may not be separately disposed of.

6.7.          If pre-emptive rights exist in respect of an issue of shares, the general meeting shall determine, with due observance of the provisions set out in this article and simultaneously with the resolution to issue shares, the manner in which and the period within which such pre-emptive rights may be exercised. Such period shall be at least four weeks as of the date the notification referred to in paragraph 6.8. herein is sent.

6.8.          The company shall notify all shareholders of an issue of shares in respect of which pre-emptive rights exist and of the period of time within which such rights may be exercised.

6.9.          This article shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

Acquisition and disposal of shares.

Article 7.

7.1.          Subject to authorisation by the general meeting, the managing board may cause the company to acquire fully paid-up shares in its own share capital for a consideration, provided that:

a.             the company’s equity minus the acquisition price is not less than the aggregate amount of the issued share capital and the reserves which must be maintained pursuant to the law; and

b.             the aggregate par value of the shares in its share capital to be acquired, held or held in pledge by the company or held by a subsidiary does not exceed ten percent of the issued share capital.

The validity of the acquisition shall be determined on the basis of the company’s equity as shown by the most recently adopted balance sheet, minus the acquisition price for shares in the company’s share capital and any distribution out of profits or reserves to other persons which have become due by the company and its subsidiary companies after the balance sheet date. No acquisition pursuant to this paragraph shall be allowed if a period of more than six months following the end of a financial year has expired without the annual accounts for such year having been adopted.

7.2.          Articles 4 and 6 shall equally apply to the disposal of shares acquired by the company in its own share capital, with the exception that such disposal may be made at a price below par.

7.3.          If depositary receipts for shares in the company have been issued, such depositary receipts for shares shall be put on par with shares for the purpose of the provisions of paragraph 7.1. herein.

7.4.          In the general meeting no votes may be cast in respect of a share held by the company or a subsidiary company; no votes may be cast in respect of a share the depositary receipt for which is held by the company or a subsidiary company.

When determining to what extent the shareholders cast votes, are present or represented or to what extent the share capital is provided or represented, no account shall be taken of shares which are not entitled to voting rights pursuant to the preceding provisions.

7.5.          Shares which the company holds in its own share capital shall not be counted when determining the division of the amount to be distributed on shares.

Reduction of share capital.

Article 8.

8.1.          Upon the proposal of the supervisory board, the general meeting may resolve to reduce the issued share capital by cancelling shares or by reducing the par value of shares by an amendment of the articles of association.

8.2.          Cancellation of shares can only apply to shares which are held by the company itself or to shares for which the company holds depositary receipts.

8.3.          Reduction of the par value of shares without repayment or partial repayment on shares shall be effected pro rata with respect to all shares. The pro rata requirement may be waived with the consent of all shareholders.

8.4.          The notice of a general meeting at which a resolution referred to in this article is to be adopted shall include the purpose of the reduction of the share capital and the manner in which such reduction shall be effectuated. The resolution to reduce the share capital shall specify the shares to which the resolution applies and shall describe how such a resolution shall be implemented.

The company shall file a resolution to reduce the issued share capital with the trade register and shall publish such filing in a national daily newspaper.

Shareholders register.

Article 9.

9.1.          The managing board shall maintain a register in which the names and addresses of all shareholders shall be recorded, stating the date on which they acquired the shares, the number of shares held by each of them, the date of acknowledgement or service, as well as the amount paid up on each share and any other information that must be recorded under the law.

9.2.          The names and addresses of those with a right of usufruct or a pledge on the shares shall also be recorded in the register, stating the date on which they acquired the right, and the date of acknowledgment and service.

9.3.          The register shall be kept accurate and up to date by the managing board.

9.4.          Upon request and at no cost, the managing board shall provide a shareholder, a holder of a right of usufruct and a holder of a right of pledge with an extract from the register regarding their respective rights in respect of a share. If a share is encumbered with a right of usufruct or a right of pledge, the extract shall specify that the shareholder is entitled to the voting rights pertaining to such share and that the holder of the right of usufruct or the holder of the right of pledge is not entitled to the rights conferred by law on holders of depositary receipts for shares issued with the cooperation of a company.

9.5.          The managing board shall make the register available at the office of the company for inspection by the shareholders.

Article 10.

Each shareholder, holder of a right of usufruct and holder of a right of pledge shall provide his address to the managing board.

Joint holding.

Article 11.

If shares are included in a joint holding, the joint participants may only be represented vis-à-vis the company by a person who has been designated by them in writing for that purpose. The joint participants may also designate more than one person.

The joint participants may determine at the time of the designation of the representative or thereafter - but only unanimously - that, if a joint participant so wishes, a number of votes corresponding to his interest in the joint holding will be cast in accordance with his instructions.

Any person so designated must comply with the requirements referred to in article 4 paragraph 9.

Notices of meetings and notifications.

Article 12.

12.1.        Notices of meetings and notifications shall be given by registered or regular letter or by bailiff’s writ.

Notices of meetings and notifications to shareholders shall be sent to the addresses most recently provided to the managing board. Notifications by shareholders to the managing board or to the supervisory board shall be sent to the office of the company.

12.2.        The date of a notice of meeting or a notification shall be deemed to be the date stamped on the receipt issued for the registered letter, or the date of mailing by the company or the date of service of the writ, as the case may be.

12.3.        Notifications which, pursuant to the law or the articles of association, are to be addressed to the general meeting may be included in the notice of such meeting.

Transfer of shares.

Article 13.

Any transfer of shares or of a right of usufruct on shares or the creation or release of a right of usufruct or of a right of pledge on shares shall be effected by notarial deed in accordance with the provisions set out in section 2:86 of the Civil Code.

Save in the event that the company is a party to the transaction the rights attached to the shares may only be exercised after:

a.             the company has acknowledged the transaction;

b.             the deed has been served upon the company; or

c.             the company has acknowledged the transaction on its own initiative by recording the same in the shareholders’ register,

all in accordance with the provisions set out in sections 2:86a and 2:86b of the Civil Code.

Restrictions on the transfer of shares.

Article 14.

14.1.        A transfer of shares - with the exception of a transfer by the company of shares which it has acquired in its own share capital - may only take place with due observance of the following paragraphs of this article and of articles 15 up to and including 20.

14.2.        A shareholder who wishes to transfer one or more shares, hereinafter also to be referred to as: the offeror, shall first offer such shares to the other shareholders who shall then have a pre-emptive right to purchase these shares as described hereinafter, unless the general meeting has adopted a resolution with a majority of ninety percent in a meeting in which the entire share capital is present or represented, to grant its approval to a transfer of shares. If the company holds shares in its own share capital, it shall only have a pre-emptive right, if the offeror, when making the notification referred to in article 15 explicitly consents thereto.

Notification.

Article 15.

The offeror shall offer the shares he wishes to transfer by notification to the managing board.

In that notification he shall state the number of shares he wishes to transfer and the particulars of those shares.

Within ten days after such notification the managing board shall notify the other shareholders setting out the contents of the offer.

Purchase price.

Article 16.

16.1.        Following the notification to the other shareholders referred to in the last sentence in article 15, the offeror and the other shareholders shall in good faith negotiate a monetary value of the shares offered.

16.2.        If, within twenty days of the beginning of such negotiations as referred to in the above paragraph the offeror and the other shareholders are unable to agree such monetary value, the offeror and the other shareholders shall consult with each other about the designation of an independent investment bank, who shall determine the price which shall equal the value of the shares concerned, by a decision binding on all parties; the shareholders may exercise their pre-emptive right at the price so determined.

16.3.        If such an investment bank has not been designated jointly by the shareholders and the offeror within thirty days after the notification, referred to in the last sentence of article 15, the designation shall be made by the president of the Chamber of Commerce and Industry in the district in which the company is registered at the request of the party who is first to take action or the managing board.

16.4.        The managing board and the shareholders shall provide the independent investment bank with any information he requests. The cost of determining the price shall be borne by the shareholders in equal proportions.

16.5.        The independent investment bank shall notify the managing board of such price.

Within ten days of this notification, the managing board shall notify the offeror and all other shareholders of the price determined by the independent investment bank.

Offer period.

Article 17.

17.1.        Within ten days of the notification, referred to in article 16, paragraph 5, hereinafter referred to as offer period, a shareholder, who wishes to exercise his pre-emptive right, hereinafter referred to as prospective purchasers, shall inform the managing board how many shares he wishes to purchase, failing which his pre-emptive right shall lapse.

17.2.        Within ten days after expiry of the offer period, the managing board shall notify the offeror whether there are prospective purchasers and, if so, how many and which shares have been allotted and to whom.

Revocation of offer.

Article 18.

18.1.        If there are prospective purchasers for all offered shares, the offeror may revoke his offer in its entirety within one month after the notification, referred to in article 17 paragraph 2, by notification to the managing board; in that case he shall not be entitled to transfer the shares.

18.2.        Within ten days the managing board shall notify the prospective purchasers of a notification, as referred to in paragraph 1.

Sale to shareholders.

Article 19.

19.1.        If there are prospective purchasers for all offered shares and the offeror has not revoked his offer, a purchase agreement shall be deemed to have been entered into in respect of all offered shares and the offeror shall be required to transfer the shares within ten days after expiry of the period of one month as referred to in article 18 paragraph 1 and the prospective purchasers shall be required to pay simultaneously the price of the shares in cash to the offeror.

19.2.        If the prospective purchasers wish to exercise their pre-emptive rights in respect of more shares than are available to them, the available shares shall be divided amongst them in proportion to the number of shares owned by them, provided that no-one shall be allotted more shares than the number of shares he has applied for.

19.3.        If the offeror defaults to transfer to a prospective purchaser within the period as referred to in paragraph 1, the company shall have authority to effect the transfer and shall be required to do so within ten days after the prospective purchaser has made a request to the company to that effect.

Transfer to a third party.

Article 20.

If there are no prospective purchasers for all offered shares, the offeror may freely transfer the offered shares, but only those shares, during three months after the notification referred to in article 17 paragraph 2, provided that the price shall not be less than the price determined by the independent investment bank and that the acquiring shareholder will be a person who complies with the requirements referred to in article 4, paragraph 9. The offeror shall provide the managing board with information and evidence for the purpose of determining whether the previous sentence is complied with.

If the offeror can not find a purchaser who complies with the requirements referred to in article 4, paragraph 9, the managing board shall designate within thirty days one or more prospective purchasers who have stated in writing that they are willing to purchase between them all offered shares for the price determined by the independent investment bank. If the managing board fails to designate such prospective purchasers, the offeror may freely transfer the offered shares, but only those shares, during three months after the period referred to in the latter sentence, provided that the price shall not be less than the price determined by the independent investment bank. If the purchaser, as referred to in this paragraph, does not comply with the requirements referred to in article 4, paragraph 9, he shall irrevocably be released from the provisions of article 4, paragraph 9 and 10 and article 21.

Article 21.

Shares deemed to be offered.

Shares held by a shareholder who does not or does no longer comply with the requirements referred to in article 4, paragraph 9 shall be deemed offered within the meaning of article 14 paragraph 2. Article 14 paragraph 2 and the articles 15 up to and including 20 equally apply subject, however, to the following modifications:

a.             the shareholder may not withdraw his offer;

b.             the notification referred to in article 15 means the notification by the managing board to the other shareholders that a shareholder does not or does no longer comply with the requirements stated in article 4, paragraph 9;

c.             if there are no prospective shareholders for all offered shares, the shareholder who does not or no longer comply with the requirements referred to in article 4, paragraph 9 shall irrevocably be released from the provisions of article 4, paragraph 9 and 10 and this article.

Management. Supervision on management.

Article 22.

22.1.        The company shall be managed by a managing board, under the supervision of a supervisory board. The managing board shall consist of at least two members and the supervisory board shall consist of four members. Subject to the provision of the latter sentence, the general meeting shall determine the number of members of the managing board. A legal entity may not be appointed as a member of the managing board or as a member of the supervisory board.

22.2.        Members of the managing board, upon nomination of the supervisory board, and members of the supervisory board shall be appointed by the general meeting.

The general meeting may at any time suspend and dismiss members of the managing board and members of the supervisory board.

The supervisory board may at any time suspend a member of the managing board.

22.3.        Together with a nomination for the appointment of a member of the supervisory board the following information shall be given in respect of the candidate: his age, his profession, the number of shares in the share capital of the company held by him and the positions he holds or held insofar as relevant to the fulfilment of the duties as a member of the supervisory board. Furthermore mention shall be made of the legal entities for which he serves as a member of the supervisory board whereby, in case legal entities are included which belong to the same group, it shall be sufficient to mention such group.

The nomination for the appointment of a member of the supervisory board shall include the reasons.

22.4.        If either the general meeting or the supervisory board has suspended a member of the managing board, or if the general meeting has suspended a member of the supervisory board, the general meeting shall within three months after the suspension has taken effect resolve either to dismiss such member of the managing board or member of the supervisory board, or to terminate or continue the suspension, failing which the suspension shall lapse.

A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the general meeting has adopted the resolution to continue the suspension.

If within the period of continued suspension the general meeting has not resolved either to dismiss the member of the managing board or member of the supervisory board concerned or to terminate the suspension, the suspension shall lapse.

A member of the managing board or a member of the supervisory board who has been suspended shall be given the opportunity to account for his actions at the general meeting and to be assisted by an adviser.

22.5.        In the event that one or more members of the managing board is/are prevented from acting or failing his presence, the remaining members of the managing board or the only remaining member of the managing board shall temporarily be in charge of the management.

In the event that all members of the managing board are or the only member of the managing board is prevented from acting or failing their/his presence, the supervisory board shall temporarily be in charge of the management; in such case the supervisory board shall be authorised to designate one or more temporary members of the managing board.

Failing any member of the managing board the supervisory board shall take the necessary measures as soon as possible in order to have a definitive arrangement made.

Remuneration.

Article 23.

23.1.        The policy regarding the remuneration of the members of the managing board will be adopted by the general meeting.

23.2.        The remuneration of members of the managing board will, with due observance of the policy as referred to in paragraph 1., be determined by the supervisory board.

23.3.        The supervisory board will submit for approval to the general meeting a proposal regarding the arrangements for the remuneration of members of the managing board in the form of shares or rights to acquire shares. This proposal shall include at least how many shares or rights to acquire shares may be awarded to the members of the managing board and which criteria apply to an award or a modification. The absence of the approval of the general meeting shall not invalidate the representative authority of the supervisory board.

Managing board.

Article 24.

24.1.        Each year, the managing board shall prepare a business plan and budget, subject to the approval of the supervisory board.

24.2.        With due observance of these articles of association, the managing board may adopt rules governing its internal proceedings. Furthermore, the members of the managing board may divide their duties among themselves, whether by rules or otherwise. The managing board may appoint a secretary of the managing board, who does not necessarily have to be a member of the managing board.

24.3.        The managing board shall meet whenever a member of the managing board so requires. Meetings of the managing board may be held by telephone conference communications, provided that all participating members of the managing board can hear each other simultaneously. The managing board shall adopt its resolutions by an absolute majority of votes cast. Each member of the managing board shall have one vote.

In a tie vote, to the extent legally permissible, the chairman of the managing board shall have a casting vote.

24.4.        The managing board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by cable, by telex or by telefax and all members of the managing board have expressed themselves in favour of the proposal concerned. Such resolutions shall be recorded in the minute book of the managing board kept by the managing board or the secretary of the managing board; the documents in evidence of the adoption of such resolutions shall be kept with the minutes book.

24.5.        Without prejudice to any other applicable provision of these articles of association, the managing board shall require the approval of the general meeting for resolutions of the managing board regarding a significant change in the identity or nature of the company or the enterprise, including in any event:

a.          the transfer of the enterprise in its entirety or almost all of the enterprise in its entirety to a third party;

b.          to conclude or cancel any long-lasting co-operation by the company or a subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such co-operation or the cancellation thereof is of essential importance to the company;

c.          to acquire or dispose of a participating interest in the capital of a company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of the company, by the company or a subsidiary.

24.6.        The supervisory board may adopt resolutions pursuant to which clearly specified resolutions of the managing board require the approval of the supervisory board.

24.7.        The general meeting may adopt resolutions pursuant to which clearly specified resolutions of the managing board require the approval of the general meeting.

Representation.

Article 25.

25.1.        The managing board is authorised to represent the company. The company may also be represented by each member of the managing board individually.

25.2.        If a member of the managing board, acting in his personal capacity, enters into an agreement with the company or conducts any litigation against the company, the company may, with due observance of the provisions of the first paragraph, be represented in that matter either by the other members of the managing board or by a member of the supervisory board to be designated by the supervisory board, unless the general meeting designates a person for that purpose or the law provides for the designation in a different manner. Such person may also be the member of the managing board in respect of whom there is a conflict of interest.

If a member of the managing board has a conflict of interest with the company other than as referred to in the first sentence of this paragraph, he as well as the managing board or the other members of the managing board shall have the power to represent the company, with due observance of the provisions of the first paragraph.

Authorised signatories.

Article 26.

The managing board may grant to one or more persons, whether or not employed by the company, the power to represent the company (“procuratie”) or grant in a different manner the power to represent the company on a continuing basis. The managing board may also grant such titles as it may determine to persons as referred to in the preceding sentence, as well as to other persons, but only if such persons are employed by the company.

Supervisory board.

Article 27.

27.1.        Supervision of the policies of the managing board and of the general course of the company’s affairs and its business shall be exercised by the supervisory board. The supervisory board shall support the managing board with advice. In fulfilling their duties the members of the supervisory board shall serve the interests of the company and its business. The managing board shall in due time provide the supervisory board with the information it needs to carry out its duties. At least once per year, the managing board shall inform the supervisory board in writing in respect of the principles of the strategic policy, the general and financial risks and the management and control system of the company.

27.2.        The supervisory board shall appoint a secretary, either from among its members or elsewhere.

Furthermore, the supervisory board may appoint and remove, from time to time, one or more of its members as delegate supervisory director in charge of communicating with the managing board on a regular basis. They shall report their findings to the supervisory board and shall keep the supervisory board adequately informed. The offices of the chairman of the supervisory board and delegate supervisory director are compatible.

27.3.        With due observance of these articles of association, the supervisory board may adopt rules governing the division of its duties among its various members.

27.4.        The supervisory board may decide, form time to time, that one or more of its members shall have access to all premises of the company and shall be authorised to examine all books, correspondence and other records and to be fully informed of all actions which have taken place, or may decide that one or more of its members shall be authorised to exercise a portion of such powers. They shall report their findings to the supervisory board and shall keep the supervisory board adequately informed.

Article 28.

28.1.        The supervisory board shall meet whenever one of its members so requests. Meetings of the supervisory board may be held by telephone conference communications, provided that all participating members of the supervisory board can hear each other simultaneously. Each member of the supervisory board shall have one vote. The supervisory board shall adopt its resolutions by an absolute majority of votes cast. The chairman of the supervisory board shall not have a casting vote in the event of a tie vote.

28.2.        The supervisory board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by cable, by telex or by telefax and provided that all members of the supervisory board have expressed themselves in favour of the proposal concerned.

Such resolutions shall be recorded in the minute book of the supervisory board kept by the secretary of the supervisory board; the documents in evidence of the adoption of such resolutions shall be kept with the minutes book.

28.3.        The members of the managing board shall attend the meetings of the supervisory board, if invited to do so, and they shall provide in such meetings all information required by the supervisory board.

28.4.        At the expense of the company, the supervisory board may obtain such advice from experts as the supervisory board deems desirable for the proper fulfilment of its duties.

28.5.        If there is only one member of the supervisory board in office, such member of the supervisory board shall have all rights and obligations granted to and imposed on the supervisory board and the chairman of the supervisory board by law and by these articles of association.

General meetings.

Article 29.

29.1.        The annual general meeting shall be held within six months after the end of each financial year.

29.2.        The agenda for this meeting shall in any case include the following items:

a.             the discussion of the managing board’s written annual report concerning the company’s affairs and the management as conducted;

b.             the adoption of the annual accounts and - with due observance of the provisions of article 36 - the allocation of profits;

c.             the discharge of members of the managing board from liability for their management during the last financial year;

d.             the discharge of members of the supervisory board from liability for their supervision of the management of the managing board during the last financial year; and

e.             any other items put forward by any shareholder, the managing board and/or the supervisory board.

The items referred to above need not be included on the agenda if the period for preparing the annual accounts and presenting the annual report has been extended or if the agenda includes a proposal to that effect.

At the annual general meeting, any other items that have been put on the agenda in accordance with article 30 paragraph 2 will be dealt with.

29.3.        A general meeting shall be convened whenever the managing board or the supervisory board considers appropriate.

In addition a general meeting shall be convened as soon as one or more persons, together entitled to cast at least one-tenth of the total number of votes that may be cast, so request the managing board and the supervisory board, stating the items to be discussed.

Article 30.

30.1.        General meetings shall be held in the municipality where the company has its corporate seat or in Amsterdam or at Schiphol.

Resolutions adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented.

30.2.        Shareholders shall be given notice of the general meeting by the managing board, the supervisory board or by any shareholder entitled to cast at least one-tenth of the total number of votes that may be cast. If in the event as referred to in the second sentence of article 29 paragraph 3, neither a member of the managing board nor a member of the supervisory board convenes the meeting such that the meeting is held within four weeks of the request, any of the persons requesting the meeting shall be authorised to convene the same with due observance of that provided in these articles of association. The notice shall specify the items to be discussed.

30.3.        Notice shall be given not later than on the fifteenth day prior to the date of the meeting.

If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented.

The provision of the preceding sentence shall equally apply to matters which have not been mentioned in the notice of meeting or in a supplementary notice sent with due observance of the notice period.

Article 31.

31.1.        The general meeting shall be chaired by the chairman of the supervisory board. If the chairman of the supervisory board is absent the general meeting shall appoint its chairman. The chairman shall designate the secretary.

31.2.        Minutes shall be kept of the business transacted at the meeting unless a notarial record is prepared thereof. Minutes shall be adopted and in evidence of such adoption be signed by the chairman and the secretary of the meeting concerned.

31.3.        The chairman of the meeting and furthermore each member of the managing board, each member of the supervisory board and the persons who convened the meeting in accordance with article 29 paragraph 3 may at any time give instructions that a notarial record be prepared at the expense of the company.

31.4.        The managing board keeps record of the resolutions made. The records of the resolutions and minutes book shall be kept at the offices of the company. Upon request each shareholder shall be allowed to inspect such record and/or to be provided with a copy or an extract of such record at no more than the actual costs.

Article 32.

32.1.        Each share confers the right to cast one vote at the general meeting.

Blank votes and invalid votes shall be regarded as not having been cast.

32.2.        Unless otherwise prescribed in these articles of association or by mandatory law, resolutions shall be adopted by an absolute majority of votes cast.

32.3.        The chairman shall determine the manner of voting provided, however, that if any person present who is entitled to vote so requires, voting in respect of the appointment, suspension and dismissal of persons shall take place by means of sealed and unsigned ballots.

32.4.        In a tie vote concerning the appointment of persons, no resolution shall have been adopted.

In a tie vote concerning other matters, the proposal shall have been rejected, without prejudice to the provisions of article 36 paragraph 2.

32.5.        Shareholders may be represented at a meeting by a proxy authorised in writing.

32.6.        Members of the managing board and members of the supervisory board are authorised to attend general meetings and as such they have an advisory vote at the general meetings.

Article 33.

33.1.        Shareholders may adopt any resolutions which they could adopt at a meeting, without holding a meeting. The members of the managing board and the members of the supervisory board are given the opportunity to advise regarding such resolution, unless in the circumstances it is unacceptable according to criteria of reasonableness and fairness to give such opportunity.

A resolution to be adopted without holding a meeting shall only be valid if all shareholders entitled to vote have cast their votes in writing, by cable, by telex or by telefax in favour of the proposal concerned.

Those shareholders shall forthwith notify the managing board and the chairman of the supervisory board of the resolution so adopted.

33.2.        A resolution as referred to in paragraph 1 shall be recorded in the minutes book of the general meeting by the chairman of the supervisory board; at the next general meeting the entry shall be read out by the chairman of that meeting. Moreover, the documents in evidence of the adoption of such a resolution shall be kept with the minutes book of the general meeting and as soon as the resolution has been adopted, all shareholders shall be notified thereof.

Financial year. Annual accounts.

Article 34.

34.1.        The financial year shall coincide with the calendar year.

34.2.        Annually, within five months after the end of each financial year - subject to an extension of such period not exceeding six months by the general meeting on the basis of special circumstances - the managing board shall prepare annual accounts. The annual accounts shall be accompanied by the auditor’s statement, referred to in article 35, by the annual report and by the additional information referred to in section 2:392 subsection 1 of the Civil Code, insofar as these provisions apply to the company.

The annual accounts shall be signed by all members of the managing board and by all members of the supervisory board; if the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

34.3.        The company shall ensure that the annual accounts as prepared, the annual report and the additional information referred to in paragraph 2 shall be available at the office of the company as of the date of the notice of the general meeting at which they are to be discussed.

The shareholders may inspect the above documents at the office of the company and obtain a copy thereof at no cost.

34.4.        If the general meeting has been unable to review the auditor’s statement, the annual accounts may not be adopted, unless the additional information referred to in paragraph 2 second sentence, mentions a legal ground why such certificate is lacking.

34.5.        If the annual accounts are adopted in an amended form, a copy of the amended annual accounts shall be made available to the shareholders at no cost.

Auditor.

Article 35.

35.1.        The company gives an assignment to an auditor as referred to in section 2:393 of the Civil Code, to audit the annual accounts prepared by the managing board in accordance with subsection 3 of such section.

The general meeting shall be authorised to give the assignment referred to above. If the general meeting fails to do so, then the supervisory board shall be so authorised, or the managing board if temporarily no member of the supervisory board is in office or if the supervisory board fails to give such assignment.

The assignment given to the auditor may be revoked at any time by the general meeting and by the corporate body which has given such assignment; furthermore, the assignment given by the managing board may be revoked by the supervisory board.

The auditor shall report on his audit to the supervisory board and the managing board and shall issue a certificate containing its results.

35.2.        The managing board as well as the supervisory board may give assignments to the auditor or any other auditor at the expense of the company.

Profit and loss.

Article 36.

36.1.        Distribution of profits pursuant to this article shall be made following the adoption of the annual accounts which show that such distribution is allowed.

36.2.        Profits generated by the company will be placed on reserve, unless the general meeting upon the proposal made by the managing board as approved by the supervisory board resolves to distribute the profits. In a tie vote regarding a proposal to distribute or to place profits on reserve, the profits concerned shall be placed on reserve.

36.3.        The company may only make distributions to shareholders and other persons entitled to distributable profits to the extent that its equity exceeds the total amount of its issued share capital and the reserves to be maintained pursuant to the law.

36.4.        A loss may only be applied against reserves maintained pursuant to the law to the extent permitted by law.

Article 37.

37.1.        Dividends shall be due and payable four weeks after they have been declared, unless the general meeting determines another date on the proposal of the managing board.

37.2.        Dividends which have not been collected within five years of the start of the second day on which they became due and payable shall revert to the company.

37.3.        The general meeting may resolve that dividends shall be distributed in whole or in part in a form other than cash.

37.4.        Without prejudice to article 36 paragraph 3 the general meeting may resolve to distribute all or any part of the reserves upon the proposal made by the managing board as approved by the supervisory board.

37.5.        Without prejudice to article 36 paragraph 3 interim distributions shall be made if the general meeting so determines on the proposal of the managing board.

Liquidation.

Article 38.

38.1.        If the company is dissolved pursuant to a resolution of the general meeting, the members of the managing board shall become the liquidators of its property, under the supervision of the supervisory board, if and to the extent the general meeting shall not appoint one or more other liquidators.

38.2.        The general meeting shall determine the remuneration of the liquidators and of the persons charged with the supervision of the liquidation.

38.3.        The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, wherever possible, remain in full force.

38.4.        The balance of the assets of the company remaining after all liabilities have been paid shall be distributed among the shareholders in proportion to the par value of their shareholdings.

38.5.        After the company has ceased to exist, its books, records and other data carriers shall remain in the custody of the person designated for that purpose by the liquidators for a period of seven years.

Transitional provision.

Article 39.

The first financial year ends on the thirty-first day of December two thousand and five.

This article shall cease to have effect after expiry of the first financial year.

The required ministerial declaration of no-objection was granted on the seventh day of April two thousand and four, number N.V. 1.297.827.

The ministerial declaration of no-objection and a document in evidence of the resolutions, referred to in the heading of this deed, are attached to this deed.

In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the heading of this deed.

Having conveyed the substance of the deed and given an explanation thereto and following the statement of the person appearing that she has taken note of the contents of the deed and agrees with the same, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris.

(signed): S.M. Altena, R.W. Clumpkens.

Schedule 8.14      Allocation of Stolt Activities

Stolt Sea Farm Allocation and Contribution Plan

The following steps have been or will be taken by the Stolt Group in order to facilitate the contribution of the agreed part of its sea farming business to the newly formed joint venture company, Marine Harvest N.V.

1.             Ownership of the shares of Marine Harvest

a)             Stolt-Nielsen Transportation Group Ltd. has formed a new Netherlands subsidiary, Stolt Sea Farm Investments B.V. This company will own the Stolt Group’s 25% interest in Marine Harvest N.V..

b)            Stolt Sea Farm Investments B.V. has formed a new Netherlands subsidiary, SSF Salmon Holdings B.V., to be used as the holding company for those subsidiaries forming the contributed business. This company will be the company contributed to Marine Harvest N.V. by Stolt Sea Farm Investments B.V. as a non-stipulated share premium contribution in kind on the 25% of Marine Harvest N.V. shares that it will then own.

2.             Companies forming the contributed group to SSF Salmon Holdings B.V.

Ownership of the companies listed under a) below will be transferred by means of a sale of their shares from Stolt Sea Farm Holdings B.V. to Stolt Sea Farm Investments B.V., with the exception of the shares in Stolt Sea Farm Inc. (Canada) which will be contributed at a later stage.

The consideration will be in the form of a promissory note for the sum of USD  367,629,326.43, payable by Stolt Sea Farm Investments B.V. to Stolt Sea Farm Holding B.V. An amount of USD 64,600,000 of debt owed by Stolt Sea Farm A.S. (Norway) to Stolt Sea Farm Holdings B.V. will remain in place so that after the contribution process is complete, Marine Harvest N.V. will have the USD equivalent of €50m of shareholder debt to Stolt. This will be a debt from Marine Harvest N.V.’s subsidiary Stolt Sea Farm A.S.

Stolt Sea Farm Investments B.V. will contribute all of the shares in the Stolt JV Companies it has acquired from Stolt Sea Farm Holdings B.V. to SSF Salmon Holdings B.V. as a non-stipulated share premium contribution in kind on the shares in SSF Salmon Holdings B.V.

After Stolt Sea Farm Investments B.V. has acquired its 25% shareholding in Marine Harvest N.V., it will contribute SSF Salmon Holdings B.V. to Marine Harvest N.V. as a contribution in kind.

a)             Stolt Sea Farm A.S. (a Norwegian company)

Transfer value USD 83,546,752.37

At the time of the transfer, Stolt Sea Farm A/S will be the shareholder of:

i)              Stolt Sea Farm Halibut A/S. The turbot business will have been sold to a new company, Stolt Sea Farm Turbot Norway A/S, which company will not be a part of the contributed group.

ii)             Stolt Polar A/S (53.6% owned)

iii)            Stolt Cocoon A/S. This company is the shareholder of the Japanese company Stolt Sea Farm KK, which has a 100% owned subsidiary, Skandi Food Corporation.

iv)           one share in Stolt Sea Farm N.V.

b)            Stolt Sea Farm Ltd. (a UK company)

Transfer value USD 49,053,421.53

At the time of transfer Stolt Sea Farm Ltd will be the shareholder of:

i)              Harlosh Salmon Company Ltd. (This company is in the process of being wound up)

c)             Stolt Sea Farm N.V. (a Belgium company)

Transfer value USD 5,820,712.14

At the time of transfer, Stolt Sea Farm Holdings B.V. owns 62,706 of the 62,707 issued shares in Stolt Sea Farm N.V. The remaining one share is owned by Stolt Sea Farm A.S.

d)            Stolt Sea Farm Ltd. (a Singapore company)

Transfer value USD 505,302.00

At the time of transfer Stolt Sea Farm Ltd will be the shareholder of:

i)              Norfisk Ltd (a Singapore company) (This company is in the process of being wound up)

e)             Stolt Sea Farm Ltd (a Korean company)

Transfer value USD 60,890.28

f)             Stolt Sea Farm Company Ltd (a Hong Kong company)

Transfer value USD 2,566,406.00

At the time of transfer, the entire share capital of Stolt Sea Farm Company Ltd consists of 10 shares. 9 shares are transferred to Stolt Sea Farm Investments B.V. under the share purchase agreement. The remaining one share, which is owned by Stolt Sea Farm Holdings B.V. but held on its behalf by a trustee, shall, upon amendment of Stolt Sea Farm Company Ltd’s by-laws be transferred to SSF Salmon Holdings BV directly.

g)            Stolt Sea Farm Inc. (a Delaware company)

Transfer value USD 30,165,848.67

At the time of transfer Stolt Sea Farm Inc will be the shareholder of:

i)              Stolt Sea Farm California LLC (75% owned)

h)            Stolt Sea Farm Limitada. ( a Chile company) (99.86% owned)(1)

Transfer value USD 71,259,455.79

At the time of transfer Stolt Sea Farm Limitada will be the shareholder of:

i)              Pesquera Eicosal Limitada (99.91% owned)(2)

ii)             Ocean Horizons (99.91% owned)(3)

iii)            Landcatch Chile SA (50% owned) (The shares in this company are in the process of being sold)

i)              Stolt Sea Farm Inc. (a Canadian company)

Transfer value USD 124,650,537.65

At the time of transfer Stolt Sea Farm Inc will be the shareholder of:

i)              International Aqua Foods Inc (a US Company)

ii)             North America Tilapia Inc (79% owned)

iii)            Green Sea Culture Ltd (60% owned)

iv)           Englewood Packing Company Ltd. (50% owned)

v)            Inversion Aqua Foods Chile S.A. (a Chile company, 0.01% owned)(4)

(1) The other 0.14% is owned by StoltNielsen Limitada (Brasil). This 0.14%-shareholding is in the process of being transferred to Stolt Sea Farm Inc. (Canada)

(2) The other 0.09% is owned by Inversion Aqua Foods Chile S.A.

(3) The other 0.09% is owned by Inversion Aqua Foods Chile S.A.

(4) The other 99.99% is owned by International Aqua Foods Inc.